EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Nastech Pharmaceutical Company Inc.:

We consent to the use of our report dated February 2, 2001, except as to Note 16, which is as of March 22, 2001, with respect to the consolidated balance sheets of Nastech Pharmaceutical Company Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                                           KPMG LLP

Melville, New York
November 14, 2001